EXHIBIT 10.3

Working Translation deed no 5/2006 as signed on 10 January 2006

Deed No A. Record 5/2006

Today, January ten, two thousand and six

- January 10, 2006 -

appeared before me, Etienne Petitpierre

Notary public with official place of business in Basel, Switzerland in my office premises located at Gerbergasse 1, 4001, Switzerland

1.   Mr. Ulrich Wüseke,
born 8 December 1955,
residing at Töpferweg 41,
32429 Minden,
Germany

acting here not in his own name, but according to powers of attorney dated 9 January 2006 presented to the notary in the originals and taken to the files as photocopy on behalf of

a)   Mr. Paul Gauselmann
born 26 August 1934
residing at Alter Moorweg 11,
32339 Espelkamp,
Germany

b)   Mr. Michael Gauselmann,
born 28 November 1955,
residing at Frotheimer Weg 54,
32339 Espelkamp,
Germany

2.   Dr. Bernd Meyer-Witting,
born 2 July 1960,
with business address at Mainzer Landstrasse 46,
60325 Frankfurt am Main,
Germany,

acting here not in his own name, but according to power of attorney dated 8 December 2005 presented to the notary in the original and taken to the files as photocopy as representative with sole power of representation for GTECH Corporation, 55 Technology Way, West Greenwich, Rhode Island, 02817 USA,

The persons present under Nos. 1 and 2 are personally known to the acting notary.

At the request of the persons appearing before me, I hereby certify the following

2nd SUPPLEMENTARY AGREEMENT

to the

Purchase Agreement of 5 December 2004

The Parties notarially recorded on 5 December 2004 a Master Agreement (A. Record 294/2004 of Notary Etienne Petitpierre, with offices in Basel - "MA") and a Purchase Agreement (A. Record 293/2004 - "PA"), as well as a Supplementary Agreement to the PA (A. Record 64/2005) dated 4 March 2005, as a bundle of annexes. The aforementioned Purchase Agreement of 5 December 2004 shall now be amended and/or supplemented, with all other provisions remaining in effect in their present form. The amendments and/or supplements depend in part (but only where this is expressly indicated) on the occurrence of the circumstances defined in Annex 1 ("Circumstances"). In this PA, all references to the MA are solely to the new version of the MA of today’s date unless otherwise expressly provided herein:

I.
Conditions, Effective Date (§3)

1.
  The following sentence shall be added at the end of § 3.1:

"In the preceding sentence, in the event of the occurrence of the Circumstances, the date "29 December 2006" shall be replaced by "29 December 2007"."

2.
  The following additional paragraph is to be added at the end of § 3.3.1:

"The existence of a regulatory permit shall be evidenced by sending a copy of the permit or of the clearance statement. A temporary regulatory permit or clearance statement, or one such having a fixed term, shall suffice.

Any regulatory permit or clearance statement that has only been granted orally must be evidenced via a letter of confirmation to be sent to the relevant authority. The writing must refer to the date of the discussion, contact person involved, and the content of the discussion.

In the event of the occurrence of the Circumstances, and unless the Closing Conditions have also been satisfied by 30 November 2007, any unissued regulatory permit specified in Annex § 3.3.1 Parts B and C shall not be used for the calculation of the necessary regulatory permits whose absence is waived pursuant to § 3.3.1 sentence 3 unless net sales in the area for which a regulatory permit was not issued ("Non-Critical Area") reached at least EUR 400,000.00 between 1 December 2006 and 30 November 2007.

The relevant net sales shall be determined by adding all invoice amounts, for the actual value of the goods (excluding VAT, transportation costs, insurance costs, and the like, and less all returns of new devices), that were prepared for goods delivered in this period; the corresponding invoiced value of goods for orders that exist in writing and are received by 30 November 2007 shall be added to that amount. In the case of rental, leasing, participation and WAP devices, the net sales or invoiced value of goods is calculated by multiplying the relevant number of units by the net list price.

In the event that the goods are billed in a currency other than the euro, the euro amount to be specified shall be determined by taking the average of the euro rate vis-à-vis the respective currency (as quoted in the Wall Street Journal, European edition) on 1 December 2006 and 30 November 2007.

This exceptional provision shall apply to a maximum of 20 regulatory permits."

3.
  The following paragraph is added to § 3.7:

"In the event of the occurrence of the Circumstances, the foregoing paragraph shall not apply."

4.
  The following new paragraph is inserted:

"§ 3.8. Effective immediately, the Buyer shall be informed in full regarding all permit proceedings initiated after 5 December 2004. The Buyer shall thereupon initiate and conduct, to a reasonable extent and within a reasonable period of time, the Buyer’s own regulatory permit proceeding, insofar as such proceeding is permissible for the Buyer and is not pointless, does not adversely affect the Buyer in another permit proceeding, or negatively affect a previously issued permit.

The outcome of such regulatory permit proceedings shall not be relevant to the existence of the Closing Condition as defined in § 3.2.1. Such proceedings shall also not be relevant for the purposes of § 3.3.1."

5.
  The following new paragraph is inserted:

"§ 3.9      The Parties shall, no later than 15 February 2006, review in good faith the content of the lists of regulatory permits in terms of the continued necessity of such permits for the AI Group, and, if applicable, the shortening of the same, and the Parties shall make any relevant adjustment. However, no adjustment shall be made unless both Parties agree to the same.

The foregoing provisions shall not apply in the event that the Circumstances shall occur."

II.
Purchase Price (§ 4)

1.
  An additional paragraph is added at the end of § 4.5.8:

"If regulatory permits have not been obtained but the corresponding Closing Condition has nevertheless been satisfied pursuant to § 3.3.1, then in the event of the occurrence of the Circumstances, the EBITDA value for fiscal year 2006 shall be adjusted as follows:

the average gross profit or loss achieved in the non-licensed, Non-Critical Areas described in § 3.3.1 in fiscal years 2006 and 2007 shall be added to the EBITDA."

2.
  § 4.6.1 is reworded to read as follows:

"The term "net financial debt" refers to the balance that results from the interest-bearing assets, the book values of the rental, leasing, participation, and WAP devices listed under plant, property, and equipment, and the interest-bearing liabilities on the closing balance sheet. For purposes hereof, the book value in the closing balance sheet for devices delivered by 31 December 2005 for the first time based on a corresponding agreement is to be accounted for at 50% and at 75% for all other devices delivered in like fashion."

3.
  Annex § 4.6.5 shall be replaced by Annex § 4.6.5 NEW.

III.
Payment and Due Date of
Purchase Price (§ 5)

1.
  § 5.1 is reworded to read as follows:

"On the Transaction Date, the Buyer shall pay to the Sellers a provisional purchase price in accordance with § 6 ("Provisional Purchase Price"), but not less than EUR 20,000,000.00 in the event of the occurrence of the Circumstances. The advance payment effected pursuant to § 16.4 shall be credited towards this payment obligation."

2.
  The following sentence is added to § 5.2:

"The Sellers shall have a duty of repayment in the event of the occurrence of the Circumstances, but only for the amount exceeding EUR 20,000,000.00 that was paid to the Sellers pursuant to § 5.1."

The following paragraph is also be added to § 5.2:

"In the event of the occurrence of the Circumstances, if the Purchase Price should be less than the value of EUR 20,000,000.00 based on the closing balance sheet to be prepared pursuant to § 8, then the balance shall be retained without a duty of repayment and interest-free by the Sellers ("Balance I")."

3.
  § 5.3 is reworded to read as follows:

"Any earn-out payment by the Buyer to the Sellers shall be due 15 banking days after it has been determined to be binding and incontestable pursuant to § 7, to the extent that the payment duty is not discharged, whether in full or in part, by a set-off against Balance I, if any."

IV.
Earn-Out (§ 7)

1.
  The following new paragraph is inserted in § 7.4:

"In the event of the occurrence of the Circumstances Annex § 7.4 NEW shall apply."

2.
  The following new paragraph is inserted as follows:

"§ 7.5      The Buyer may set off Balance I, if any against any earn-out payment duty. Any then remaining balance is described hereinafter as "Balance PA". Such Balance PA may be set off against claims of the Buyer under the MA."

V.
Balance Sheets (§ 8)

1.
  The following sentence is inserted at the end of § 8.1 par. 2:

"Should the Circumstances nevertheless occur, the Sellers shall also appoint the balance-sheet auditor for the year 2007 if the Transaction Date falls within calendar year 2007."

2.
  The following sentence is inserted at the end of § 8.2 par. 2:

"The same shall apply to the year 2007, provided that the Circumstances occur."

VI.
Rights of Cancellation and Standstill Premium (§ 16)

1.
  The following sentence is added at the end of § 16.1.2:

"The Buyer shall be entitled, within the limits of § 3.3.1 and subject to these being counted towards the limits set out therein, to withdraw any applications, provided it has informed the Sellers in advance and in a comprehensive and clear manner."

2.
  The following sentence is added to § 16.1.3:

"In the event of the occurrence of the Circumstances, the foregoing basic deadline (29 December 2006) shall be extended to 29 December 2007."

3.
  A new § 16.1A is inserted as follows:

"The right of cancellation shall expire one (1) month after receipt of a written notice from the Buyer regarding the occurrence of the grounds for cancellation."

4.
  The following sentence is added to § 16.2:

"In the event of the occurrence of the Circumstances, the standstill premium shall increase to EUR 20,000,000.00. The provisions regarding the Extension Premium in § 16A remain unaffected."

5.
  A new § 16.3 is inserted:

"If the Circumstances occur and if, in order to prevent an immediately imminent denial, the Buyer is compelled to withdraw an application in the course of a permit proceeding pursuant to Annex § 3.3.1 Part (A), the Agreement shall be terminated upon receipt of the statement of withdrawal, and the standstill premium shall fall due. This shall be considered an event of definite non-Consummation within the meaning of § 16A (i).

However, this provision shall not apply unless the Buyer informs the Sellers in advance and in a comprehensive and clear manner regarding the imminent denial, and an attorney who specializes in compliance issues and has been engaged by both Parties confirms that the denial is imminent and that the cause for the denial cannot be cured."

6.
  A new § 16.4 is inserted as follows:

"Within 15 banking days after the occurrence of the Circumstances, the Buyer must remit, in full, the standstill premium to the account indicated in § 5.4, in the form of an interest-free advance payment, barring any regulatory/compliance-related impediments to such payment.

In the event of such an impediment, the Buyer must make the advance payment to an escrow account to be designated by the Sellers. The Parties shall jointly strive to reach an economically comparable alternative solution within a short period of time.

If the right to the standstill premium fails to arise, and no Consummation occurs, the advance payment must be repaid to the Buyer without interest within 15 banking days after it has been conclusively established that a Consummation cannot take place for reasons other than those indicated in § 16.1, but in any case no later than 15 banking days after 31 December 2007. If after the expiration of the aforementioned period of 15 banking days, the advance payment has not been repaid to the Buyer, then from that date forward interest shall accrue on the advance payment at the rate of five (5) percentage points above the base interest rate set by the European Central Bank (ECB)."

7.
  A new § 16A is inserted as follows:

"Extension Premium (§ 16A)

Notwithstanding and in addition to the standstill premium, in the event of the occurrence of the Circumstances, the Buyer must pay to the Sellers, on 1 July 2007 and 1 October 2007, an extension premium of EUR 5,000,000.00 in each case.

The duty to pay the respective extension premium shall not apply (i) if the existence of a definite non-Consummation (e.g. a denial of any of the antitrust clearances required pursuant to § 3.4, § 3.5 or § 3.6, a denial of any Regulatory Approval by a regulatory authority described in Annex § 3.3.1 Part (A) and/or a denial of any of the Regulatory Approvals described in § 3.3.2) has been established prior to the relevant extension date and is known to the Parties, or (ii) if the Consummation has occurred prior to the relevant Extension Date."

This deed together with the Annexes was read aloud to the persons appearing and, to the extent that reading them aloud was not suitable, was submitted for review and signed individually by them, was approved by them and was signed together with the Notary as follows: